FOR IMMEDIATE RELEASE

First Shares Bancorp, Inc. Reports 2nd Quarter Earnings

August 5, 2003, Greenwood, Indiana—First Shares Bancorp, Inc. (NASDAQ SmallCapSM market symbol—FBGI), the holding company of First Bank, announced today that net income for the three months ended June 30, 2003, was $357,000 , or $0.23 for basic earnings per share. This compared to net income for the same period in 2002 of $561,000, or $0.36 for basic earnings per share. During the second quarter of 2003, income tax expense totaled $171,000, compared to a tax benefit credit of $125,000 in the prior year. Income before taxes totaled $528,000 for the second quarter of 2003, compared to $436,000 in the second quarter of 2002. Net income year-to-date for 2003 totaled $551,000 or $0.35 for basic earnings per share compared to $846,000 or $0.54 for basic earnings per share for the first half of 2002.

Interest income for the three months ended June 30, 2003 was $2.4 million compared to $2.2 million for the same period in 2002, or a 9.1% increase. Net interest income was $1.5 million for the three months ending June 30, 2003 compared to $1.3 million for a 15.3% increase over June 30, 2002. In addition non-interest income was $753,000 for the second quarter of 2003 compared to $412,000 for the same period in 2002 for an increase of 82.8%. This increase was due largely to gains on the sale of mortgage loans and net gains on securities sold. The company experienced an increase in non-interest expense in the area of salaries and commissions related to the higher level of loans sold. Non-interest expenses rose from $1.2 million for the second quarter of 2002 to $1.6 million for the same period in 2003.

Jerry Engle, the company’s president and chief executive officer, said, “We are pleased that our second quarter performance has brought us comfortably in line with our full year expectations. Continuing to experience solid growth during a less than robust economic cycle validates our business model. Our employees and customers have made this possible, and we thank them.”

Assets totaled $177.9 million at June 30, 2003, compared to $155.3 million at Dec. 31, 2002 and $145.6 million at June30, 2002, increases of 14.6% year to date and 22.2% over the past twelve months. Gross loans excluding loans held for sale totaled $123.7 million at June 30, 2003, an increase from December 31, 2002 of $11.9 million or 10.6%. Deposits totaled $146.4 million at June 30, 2003, an increase from December 31, 2002 of $23.3 million or 18.9%. Non-performing loans increased to $1.3 million at June 30, 2003 from $255,000 at December 31, 2002. This increase is due to two loans that were originated in early 1999 and 2000 that are secured by real estate. Non-performing loans were 1.07% of total loans at June 30, 2003 compared with 0.22% at December 31, 2002. The allowance for loan losses was 1.23% of total loans at June 30, 2003 compared with 1.18% of total loans at December 31, 2002. Compared to the first half of 2002, net interest margin for the first half of 2003 narrowed to 3.88% from 4.18%.

First Shares Bancorp is a $178 million financial services company headquartered in Greenwood, Indiana, a part of the greater Indianapolis metropolitan area. The company operates from eight locations, all within a 50-mile radius of Indianapolis.

Investor Contact: Jerry R. Engle (317-882-4790) jengle@f1rstbank.com
                              Kimberly B. Kling (317-882-4790) kkling@f1rstbank.com

Safe Harbor Statement. This news release contains comments that may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of First Shares to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.

Such risks include: increases in competitive pressures from other financial institutions in our markets, unexpected increases in loan losses, changes in market interest rates, unanticipated changes in our level of growth or our ability to manage the growth, changes in economic conditions in our markets, or legislative or regulatory changes.